Exhibit 99.1

PALM HARBOR HOMES, INC. REPORTS

SECOND QUARTER RESULTS FOR FISCAL 2007

DALLAS, Texas (October 17, 2006) – Palm Harbor Homes, Inc. (NASDAQ: PHHM) today reported financial results for the second quarter and first six months of fiscal 2007 ended September 29, 2006.

Net sales for the second quarter totaled $179.4 million compared with $171.0 million in the year-earlier period. Net loss for the second quarter of 2007 totaled $5.3 million, or ($0.23) per share, compared with net income of $1.0 million, or $0.04 per share, a year ago. Results for the second quarter of fiscal 2007 included $8.3 million, or ($0.22) per diluted share, for restructuring charges related to closing eight retail stores and one less-than-efficient factory in Alabama and the write-off of the Company’s investment in BSM Financial, L.P. Excluding these charges, the Company essentially would have reported a break-even quarter. For the second quarter of fiscal 2006, losses associated with Hurricane Rita incurred by the Company’s insurance company, Standard Casualty, and from transportation and delivery delays in Texas reduced profitability for the quarter by approximately $0.06 per share. Net sales for the first six months of fiscal 2007 were $373.9 million compared with $337.2 million in the year-earlier period. Net loss for the first half of fiscal 2007 totaled $1.7 million, or ($0.08) per share, compared with net income of $3.6 million, or $0.16 per share, in the first half of fiscal 2006.

Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., said, “We are pleased to report year-over-year improvement in sales in the second fiscal quarter, even as conditions in the HUD manufacturing industry continued to be challenging. Shipment levels for the industry reflect the underlying weakness for traditional HUD manufactured housing. The lower end of the market continues to be pressured by a lack of financing capacity for retail buyers, while the higher-end products are facing greater competition from site-built housing. As previously announced, in response to this trend, we have reduced our retail housing operations by eight retail stores and closed one less-than-efficient factory in Alabama. We remain focused on managing Palm Harbor for the long term and believe we have taken the right steps to operate profitably in the current business environment.

“Modular housing continues to be a bright spot for Palm Harbor,” added Keener. “Revenues for modular products were up approximately 63 percent through the first half of fiscal 2007 and now account for approximately 30 percent of our recurring revenues. We have continued to aggressively expand our modular home footprint and are excited about the opportunities to develop additional marketing channels. We recently introduced multi-family modular products and are pleased with the initial positive response from builders and developers. Our modular product line allows us to reach a high quality, credit-worthy customer base and continue to grow our business in a declining manufactured housing industry. We will continue to leverage our ability to build, distribute, and finance affordable, customized homes that represent an excellent value for today’s homebuyer. Above all, we are committed to a product offering and high customer satisfaction that clearly distinguishes Palm Harbor Homes in the marketplace.”

Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented, “The strategic actions we have taken to streamline our operations and improve our cost structure have positioned us to be more competitive in this environment. We will realize the benefit of approximately $5.0 million in annual cost savings beginning in the third fiscal quarter. At the same time, we have continued to reduce our receivables and carefully manage our inventories. Our financial position is strong with our balance sheet reflecting $46.4 million in cash and cash equivalents at the end of the second quarter of fiscal 2007. We are confident in our strategic direction and believe the second half of fiscal 2007 will show real progress for Palm Harbor even as market conditions remain challenging.”

A conference call regarding this release is scheduled for Wednesday, October 18, 2006, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of factory-built homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

PALM HARBOR HOMES, INC.

Condensed Consolidated Financial Results

	Second Quarter Ended
	Sept. 29, 2006	Sept. 23, 2005
Net sales	$179,409,000	$171,005,000
Net income (loss)	(5,279,000)	1,011,000
Net income (loss) per share - basic and diluted	(0.23)	0.04

	Six Months Ended
	Sept. 29, 2006	Sept. 23, 2005
Net sales	$373,939,000	$337,166,000
Net income (loss)	(1,723,000)	3,642,000
Net income (loss) per share - basic and diluted	(0.08)	0.16

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.

Statements of Operation

(Dollars in thousands, except earnings per share)

For the second quarter and six months ended September 29, 2006 and September 23, 2005

	Second Quarter Ended		Six Months Ended
	Sept. 29, 2006	Sept. 23, 2005	Sept. 29, 2006	Sept. 23, 2005
	(Unaudited)		(Unaudited)
Net sales	$179,409	$171,005	$373,939	$337,166
Cost of sales	138,784	127,733	281,826	251,297
Selling, general and administrative expenses	42,277	39,896	86,280	77,973

Income (loss) from operations	(1,652)	3,376	5,833	7,896

Interest expense	(3,702)	(2,856)	(7,124)	(5,775)
Equity in earnings (loss) of limited partnership and impairment charges	(4,535)	475	(4,709)	1,029
Interest income and other	1,092	716	2,296	2,805

Income (loss) before income taxes	(8,797)	1,711	(3,704)	5,955
Income tax benefit (expense)	3,518	(700)	1,981	(2,313)

Net income (loss)	$(5,279)	$1,011	$(1,723)	$3,642

Net income (loss) per common share – basic and diluted	$(0.23)	$0.04	$(0.08)	$0.16

Weighted average common shares outstanding – basic and diluted	22,831	22,823	22,831	22,823

Condensed Balance Sheets

(Dollars in thousands)

September 29, 2006 and March 31, 2006

	Sept. 29, 2006	March 31, 2006
	(Unaudited)
Assets
Cash and cash equivalents	$46,378	$73,407
Trade receivables	47,860	54,901
Consumer loans receivable, net	196,239	163,112
Inventories	150,524	149,568
Property, plant and equipment, net	64,401	65,512
Other assets	171,510	147,551

Total Assets	$676,912	$654,051

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$123,466	$135,327
Securitized financing	98,010	105,379
Convertible senior notes	75,000	75,000
Other liabilities	119,302	75,321
Shareholders’ equity	261,134	263,024

Total Liabilities and Shareholders’ Equity	$676,912	$654,051

PALM HARBOR HOMES, INC.

Quick Facts

	Second Quarter Ended		Six Months Ended
	Sept. 29, 2006	Sept. 23, 2005	Sept. 29, 2006	Sept. 23, 2005
FACTORY-BUILT HOUSING:
Company-owned superstores and builder locations:
Beginning	117	120	116	121
Added	2	1	5	2
Closed	(8)	(3)	(10)	(5)

Ending	111	118	111	118

Factory-built homes sold through:
Company-owned superstores and builder locations	1,085	1,092	2,292	2,267
Independent dealers and builders	724	911	1,688	1,851

Total factory-built homes sold	1,809	2,003	3,980	4,118

Factory-built homes sold as:
Single-section	119	113	236	220
Multi-section	1,215	1,518	2,762	3,185
Modular	475	372	982	713

Total factory-built homes sold	1,809	2,003	3,980	4,118

Average sales prices:
Manufactured housing – retail	$82,000	$77,000	$79,000	$76,000
Manufactured housing – wholesale	$67,000	$62,000	$65,000	$61,000
Modular housing – retail	$162,000	$143,000	$162,000	$145,000
Modular housing – wholesale	$81,000	$75,000	$80,000	$75,000

Homes produced	1,663	1,990	3,798	4,008
Internalization rate (manufactured and modular)	59%	54%	57%	55%

FINANCIAL SERVICES
Loan originations:
CPM	291	192	574	435
BSM	195	201	368	407

Insurance penetration:
Warranty	92%	91%	92%	90%
Physical damage	60%	56%	60%	56%